Exhibit 10.1

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. 2011 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) to receive a ###AWARD_NAME### (the “Award”) under the Plan as set forth in this Agreement;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.  Definitions.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)

“Cause” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Cause” is not so defined, shall mean any of the following: (i) Grantee has failed or refused to substantially perform Grantee’s duties, responsibilities, or authorities (other than any such refusal or failure resulting from Grantee’s becoming Disabled); (ii) any commission by or indictment of Grantee of a felony or other crime of moral turpitude; (iii) Grantee has engaged in material misconduct in the course and scope of Grantee’s Service with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject; (iv) Grantee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or (v) Grantee has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

(b)

“Covered Shares” means shares of the Company’s Common Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.  The number of “Covered Shares” granted to you under this Agreement is the number of shares of the Company’s Common Stock specified in correspondence that you received from the Company on or about ###ISSUE_DATE###.

(c)

“Date of Termination” means the date on which Grantee’s Service with the Company or an Affiliate terminates for any reason, provided, that a Date of Termination shall not be deemed to occur by reason of a Grantee’s transfer of Service between the Company and an Affiliate; further provided that a Grantee’s Service shall not be considered terminated while Grantee is on a leave of absence from the Company or an Affiliate approved by the Company or such Affiliate.

(d)	“Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A. 1

(e)

“Disabled” as it relates to Grantee shall have the meaning of “Disabled” or such similar term set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Disabled” or such similar term is not so defined, shall mean when (i) Grantee receives disability benefits under either social security or the Company’s long-term disability plan, if any, or (ii) the Company, upon the written report of a qualified physician designated by the Company’s insurers, shall have determined (after a complete physical examination of Grantee at any time after Grantee has been absent from the Company for 90 or more consecutive calendar days) that Grantee has become physically and/or mentally incapable of performing Grantee’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(f)

“Good Reason” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Good Reason” is not so defined, shall exist in the event any of the following actions are taken without Grantee’s consent: (i) Grantee’s authority with the Company is, or Grantee’s duties or responsibilities based on Grantee’s position with the Company or any employment agreement or arrangement between Grantee and the Company are, materially diminished relative to Grantee’s authority, duties and responsibilities as in effect immediately prior to such change; provided, however, that in no event shall removal of Grantee from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring constitute Good Reason; (ii) a material diminution in Grantee’s base salary or retainer compensation as in effect immediately prior to such diminution; provided, that, an across-the-board reduction in the base compensation and benefits of all Service Providers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution; (iii) a material relocation of Grantee's primary work location more than 75 miles away from the then-current primary work location; or (iv) any material breach by the Company of any provision of this Agreement or any employment agreement or arrangement between Grantee and the Company.

(g)	“Grantee” means you, the employee of the Company specified in correspondence that you received from the Company on or about ###ISSUE_DATE###.
(h)	“Grant Date” means ###ISSUE_DATE###.
(i)	“Installment” means a portion of Covered Shares.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.  Award.  Grantee is hereby granted the number of Covered Shares set forth in paragraph 1.

3.  Delivery of Covered Shares.  Covered Shares shall be registered in book entry form with the Company’s transfer agent.    During the applicable Restricted Period, Covered Shares may carry the following legend or any other legend the Board or the Committee (if so authorized) deems applicable:

“TheSE securities are subject to the VESTING RESTRICTIONS and other provisions of the Bonanza creek Energy, Inc. 2011 Long Term IncentivE

Plan AND THE Restricted Stock Agreement between Bonanza Creek Energy, Inc. and THE HOLDER OF THESE SECURITIES.”

4.  Restricted Period.  The “Restricted Period” for each Installment of Covered Shares shall begin on the Grant Date and end on the date scheduled below applicable to such Installment:

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
One third of the Covered Shares	###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###
One third of the Covered Shares	###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###
One third of the Covered Shares	###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the expiration of the Restricted Period applicable to such Installment of Covered Shares.

5.  Transfer and Forfeiture of Shares.  Unless otherwise stated in any applicable agreement between the Company and the Grantee, Grantee shall forfeit any Installment of Covered Shares for which the Restricted Period has not expired as of a Date of Termination.    If a Date of Termination does not occur during a Restricted Period with respect to an Installment of the Covered Shares, then, at the end of the Restricted Period that is applicable for such Installment, Grantee shall become vested in those Covered Shares, and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

Notwithstanding the foregoing, in the event that Grantee’s Date of Termination occurs within six (6) months of a Change in Control on account of (a) Grantee’s termination of Service by the Company without Cause or (b) Grantee’s resignation from the Company for Good Reason, then any Installment of Covered Shares for which the Restricted Period has not expired as of such Date of Termination shall become vested as of such Date of Termination and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

6.  Withholding.

(a)

Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the Covered Shares are the sole responsibility of Grantee.  Any Withholding Obligation that arises as a result of Grantee’s election pursuant to Section 16, below, shall be satisfied by Grantee paying the Withholding Obligation in cash to the Company.  Any Withholding Obligation that arises as a result of the vesting of the Covered Shares shall be settled pursuant to paragraphs 6(b) or 6(c), below.

(b)

By accepting this Agreement, Grantee hereby elects, effective on the Grant Date, to sell shares of Stock held by Grantee in an amount and at such time as is determined in accordance with this paragraph 6(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit Grantee to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of paragraph 6(c) below and further acknowledges and agrees to the following provisions:

(i)

Grantee hereby irrevocably appoints the Company’s designated broker Solium Capital Inc., or such other broker as the Company may select, as Grantee’s agent (the “Agent”), and authorizes and directs the Agent to:

(A)

Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the date of the vesting of the Covered Shares, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of the Covered Shares that is not otherwise satisfied pursuant to paragraph 6(c) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

(B)	Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;
(C)	Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and
(D)	Deposit any remaining funds in Grantee’s account.
(ii)

Grantee acknowledges that Grantee’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in paragraph 6(b) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Grantee’s election to Sell to Cover and the provisions of paragraph 6(b), collectively, the “10b5-1 Plan”). Grantee acknowledges that by accepting this Award, he or she is adopting the 10b5-1 Plan to permit Grantee to satisfy the Withholding Obligation. Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to paragraph 6(b) to satisfy the Withholding Obligation.

(iii)

Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. In addition, Grantee acknowledges that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Stock, Grantee will continue to be responsible for the Withholding Obligation.

(iv)

Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of paragraph 6(b) and the terms of this 10b5-1 Plan.

(v)

Grantee’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the vesting of the Covered Shares is satisfied.

(c)

Alternatively, or in addition to or in combination with the Sell to Cover provided for under paragraph 6(b), Grantee authorizes the Company, at its discretion, to satisfy the Withholding Obligation through the Grantee surrendering shares of Stock to which Grantee is otherwise entitled to under the Plan (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

(d)

Grantee hereby agrees that the withholding provisions of each other outstanding restricted stock award agreement held by Grantee as of the date hereof are hereby amended to match the provisions of this Section 6, such that Grantee agrees to use a Sell to Cover transaction to satisfy all applicable withholding taxes arising as a result of the vesting of the restricted shares subject to such other award agreements, unless otherwise determined by the Company.

7.  Dividends.  Grantee shall not be prevented from receiving dividends and distributions paid on the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of Grantee with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

8.  Voting.  Grantee shall not be prevented from voting the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however, that Grantee shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

9.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee.  If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding on all persons.

11.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

12.  Fractional Shares.  In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

13.  Not An Employment Contract.  The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

14.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

16.  Section 83(b) Election.  With the prior consent of the President, Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, Grantee may, within 30 days of the Grant Date, file an election under section 83(b) of the Code with the Internal Revenue Service with respect to the Covered Shares (a “Section 83(b) Election”).  Within five business days of filing a Section 83(b) Election, Grantee shall provide a copy of such completed election form to the Company at the following address: 410 17th Street, Suite 1400, Denver, CO 80202, Attention: General Counsel.  Grantee acknowledges that any Section 83(b) Election is Grantee’s sole responsibility, and additionally acknowledges that the Company has hereby advised Grantee to consult with a financial or tax advisor of Grantee’s own choosing with regard to the federal and state tax considerations resulting from the Award and/or the effect of filing a Section 83(b) Election.  The Company is unable to give Grantee any advice or counseling with respect to federal and state tax matters.

17.  Electronic Acceptance.  By logging into and accepting this Agreement through Grantee’s Solium Capital account, Grantee (a) understands, represents, acknowledges and agrees to be bound by this Agreement as if Grantee had manually signed this Agreement, (b) agrees that Agent or its designee shall retain custody of the Covered Shares until such time as they have vested and all withholding obligations have been satisfied, (c) elects to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with paragraph 6(b) of the Agreement, (d) agrees to the amendment of the withholding provisions of all other restricted stock awards held by Grantee in accordance with Section 6(d) above and elects to conduct a Sell to Cover to satisfy the withholding obligations in respect to those other restricted stock awards, and (e) represents and warrants that (i) Grantee has carefully reviewed paragraph 6(b) of this Agreement, (ii) Grantee is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date Grantee accepts this Agreement, Grantee is not aware or in possession of any material, nonpublic information with respect to the Company or its affiliates or any of their respective securities.  In the event that Grantee does not accept this Agreement through the Solium Capital Shareworks system within 90 days of the Grant Date, the Company shall have the option, but not the obligation, to cancel and revoke the award of Covered Shares represented by this Agreement and any such award shall be forfeited by Grantee without any further consideration.